CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 30, 2012, on the financial statements of M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund, a series of Trust for Professional Managers, as of May 31, 2012, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
September 27, 2012

Registered with the Public Company Accounting Oversight Board